Exhibit 99.1
                                  PRESS RELEASE

                            DOLLAR TREE STORES, INC.
           REPORTS RECORD FOURTH-QUARTER AND ANNUAL EARNINGS PER SHARE

CHESAPEAKE, Va. - January 23, 2003 - Dollar Tree Stores, Inc. (Nasdaq: DLTR), the nation's leading retailer of variety merchandise at the $1.00 price point, reported 2002 earnings per share of $1.35, a 24% increase compared to 2001. Fourth-quarter 2002 earnings per share were $0.76.

"Dollar Tree produced record sales and earnings in 2002, despite a challenging retail environment," said CEO Macon Brock, Jr. "Management's focus on the supply chain, inventory control, and efficiency served us well throughout the year. We improved our margins. We also exceeded our square footage growth target for the year, while growing our available cash by nearly $100 million. This provides us with the flexibility to continue our growth plans, and we foresee another year of continued profitable growth in 2003. Our management team's cost-conscious philosophy and conservative planning positions us well in these uncertain times."

For the year, gross margin increased to 36.4% compared to 36.0% in 2001, primarily due to improved shrink. Higher merchandise costs were partially offset by improvements in freight costs. Operating expenses, as a percentage of sales, were 25.6% compared to 25.9% in 2001, primarily due to improvements in payroll and related costs, which were somewhat offset by higher depreciation expense. Pursuant to the requirements of SFAS 142, the Company ceased amortizing goodwill effective January 1, 2002; prior year's operating expenses included $2.0 million of goodwill amortization. Operating margin increased to 10.9% in 2002, compared to 10.3% in 2001.

For the fourth quarter, gross margin was 37.7% compared to 38.2% in last year's fourth quarter, primarily due to higher merchandise costs, including freight, and loss of leverage on occupancy costs. Operating expenses, as a percentage of sales, improved 14 basis points to 20.6%, primarily due to improvements in payroll and related costs, which were somewhat offset by higher depreciation expense.

During the quarter, the Company opened its first stores in Maine and South Dakota, bringing to 40 the number of states it serves. The Company also completed construction of its Marietta, Oklahoma distribution center, which it expects to begin operating in February, 2003.

As previously reported, the Company has adopted a fiscal calendar, and its new fiscal year begins February 2, 2003. For fiscal 2003, the Company's projected 22% selling square footage growth will be supported by a $160-170 million capital expenditure budget, excluding any new distribution centers. The Company expects the average new store it opens in 2003 to be nearly 9,000 selling square feet. Based on these plans, and assuming comparable-store sales remain subdued, the Company is targeting sales and earnings growth to exceed 15% in fiscal 2003.

Beginning this year, the Company will provide a pre-recorded interim sales update each quarter. Investors can access this information by dialing (757) 321-5TRE. The first interim update will be available the evening of Monday, April 7, 2003, and will remain on-line until Friday, April 11, 2003.

On Thursday, January 23, 2003, Dollar Tree will host a conference call at 4:45 p.m. EST to discuss its calendar year 2002 results. The telephone number for the call is (610) 769-8817, passcode DLTR. A recorded version of the call will be available through midnight Tuesday, January 28 and may be accessed by dialing
(402) 220-0194, passcode DLTR. A webcast of the call is accessible through Dollar Tree's website, www.DollarTree.com, as well as at Vcall's website, www.Vcall.com, and will remain on-line until midnight Tuesday, January 28.

Dollar Tree Stores, Inc. operates 2,263 stores in 40 states as of December 31, 2002. In 2002, the Company opened 318 stores, closed 30, and expanded or relocated 111. At year-end 2002, the Company's retail selling square footage totaled approximately 13.0 million, up 2.9 million from December 31, 2001.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding capital expenditures, square footage, average store size, comparable-store sales assumptions, sales and earnings growth for 2003, as well as the date the Company expects its Oklahoma distribution center to commence operations.

For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 14, 2002 and in our Quarterly Report on Form 10-Q filed November 14, 2002. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.

We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:              Dollar Tree Stores, Inc., Chesapeake
                      Erica Robb or Adam Bergman, 757/321-5000 www.DollarTree.com


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



                                       DOLLAR TREE STORES, INC.
                                 Condensed Consolidated Balance Sheets
                                        (Dollars in thousands)
                                              (Unaudited)


                                                                December 31,          December 31,
                                                                   2002                  2001
                                                                   ----                  ----

Cash and cash equivalents                                     $   292,192             $  236,653
Short-term investments                                             43,780                      -
Merchandise inventories (a)                                       357,665                296,473
Other current assets                                               22,503                 27,653
                                                               ----------             ----------
Total current assets                                              716,140                560,779
                                                               ----------             ----------


Property and equipment, net                                       344,322                279,011
Goodwill, net                                                      38,358                 38,358
Other assets, net                                                  17,557                 23,900
                                                               ----------             ----------
Total assets                                                  $ 1,116,377             $  902,048
                                                               ==========             ==========


Current portion of long-term debt                             $    25,000             $   25,000
Accounts payable                                                   59,451                 58,091
Income taxes payable                                               28,041                 38,848
Other current liabilities                                          94,019                 79,083
                                                               ----------             ----------
Total current liabilities                                         206,511                201,022
                                                               ----------             ----------


Long-term debt, excluding current portion                           6,000                 12,000
Other liabilities                                                  48,462                 37,290
                                                               ----------             ----------

Total liabilities                                                 260,973                250,312
                                                               ----------             ----------


Shareholders' equity                                              855,404                651,736
                                                               ----------             ----------

Total liabilities and shareholders' equity                    $ 1,116,377             $  902,048
                                                               ==========             ==========

STORE DATA:

Number of stores open at end of period                              2,263                  1,975
Total selling square footage (in thousands)                        13,042                 10,127

Certain 2001 amounts have been reclassified for comparability with the 2002 financial statement presentation.

(a) In April 2002, the Company changed its method of accounting for inventories in its distribution centers from the first-in first-out method to the weighted average cost method. The change did not have a material effect on the Company's balance sheet or 2002 operating results.


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                                                  DOLLAR TREE STORES, INC.
                                          Condensed Consolidated Income Statements
                                  For the Three Months and Twelve Months Ended December 31
                                        (Dollars in thousands, except per share data)
                                                         (Unaudited)


                                                                    Fourth Quarter                    Year-to-Date
                                                                    --------------                    ------------
                                                                  2002           2001            2002             2001
                                                                  ----           ----            ----             ----

Net sales                                                     $ 827,481      $ 714,846      $ 2,329,188      $ 1,987,271

Cost of sales  (a)                                              515,464        441,732        1,481,232        1,271,314

Gross profit                                                    312,017        273,114          847,956          715,957
                                                                   37.7%          38.2%            36.4%            36.0%

Selling, general & administrative expenses (b)                  170,435        148,253          594,035          512,092
                                                                   20.6%          20.7%            25.5%            25.8%

Operating income                                                141,582        124,861          253,921          203,865
                                                                   17.1%          17.5%            10.9%            10.3%

Interest expense, net                                              (292)       (1,311)             (993)          (1,891)
Other income (expense) (c)                                          142            251           (1,469)          (1,723)

Earnings before income taxes                                    141,432        123,801          251,459          200,251
                                                                   17.1%          17.3%            10.8%            10.1%

Income tax expense                                               54,452         47,713           96,812           77,170

Net earnings                                                     86,980         76,088          154,647          123,081
                                                                   10.5%          10.6%             6.6%             6.2%
Net earnings per share:
  Basic                                                       $    0.76      $    0.68      $      1.36      $      1.10
  Weighted average number of shares                             114,152        112,309          113,632          112,238

  Diluted                                                     $    0.76      $    0.67      $      1.35      $      1.09
  Weighted average number of shares                             114,621        113,108          114,543          112,990


(a) In April 2002, the Company changed its method of accounting for inventories in its distribution centers from the first-in first-out method to the weighted average cost method. The change did not have a material effect on the Company's balance sheet or 2002 operating results.

(b) The Company adopted the provisions of Statement of Financial Accounting Standards No. 142, which requires that goodwill amortization cease effective January 1, 2002. As a result, no goodwill amortization was recorded in 2002. Fourth quarter and year-to-date 2001 includes $0.5 million and $2.0 million of goodwill amortization, respectively. For the three months ended December 31, 2001, diluted earnings per share would have been $0.68 and for the twelve months ended December 31, 2001, basic and diluted earnings per share would have been $1.11 and $1.10, respectively, without the after-tax effect of goodwill amortization.

(c) Amount represents the earnings impact of recording non-hedging interest rate swaps to market value in accordance with Statement of Financial Accounting Standards No. 133, which was effective January 1, 2001.

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



                                              DOLLAR TREE STORES, INC.
                                  Condensed Consolidated Statements of Cash Flows
                                               (Dollars in thousands)
                                                    (Unaudited)


                                                                     Year ended              Year ended
                                                                    December 31,            December 31,
                                                                       2002                    2001
                                                                       ----                    ----


Cash flows from operating activities:
  Net income                                                       $  154,647               $  123,081
                                                                   ----------               ----------
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization                                      71,615                   53,763
    Other non-cash adjustments                                         30,517                      893
    Changes in working capital                                        (49,902)                     989
                                                                   ----------               ----------
     Total adjustments                                                 52,230                   55,645
                                                                   ----------               ----------
       Net cash provided by operating activities                      206,877                  178,726
                                                                   ----------               ----------
Cash flows from investing activities
  Capital expenditures                                               (136,129)                (121,566)
  Purchase of short-term investments                                  (60,280)                       -
  Proceeds from maturities of short-term investments                   16,500                        -
  Settlement of merger-related contingencies                            6,688                        -
  Acquisition of favorable lease rights                                  (813)                       -
  Proceeds from sale of property and equipment                            216                       98
                                                                   ----------               ----------
       Net cash used in investing activities                         (173,818)                (121,468)
                                                                   ----------               ----------
Cash flows from financing activities:
  Repayment of long-term debt and facility fees                        (6,025)                  (6,239)
  Principal payments under capital lease obligations                   (3,971)                  (3,562)
  Proceeds from stock issued pursuant to stock-based
   compensation plans                                                  32,476                   11,805
  Repurchase of common stock                                                -                   (3,775)
  Net cash provided by (used in) financing activities              ----------               ----------
                                                                       22,480                   (1,771)
                                                                   ----------               ----------
Net increase in cash and cash equivalents                              55,539                   55,487
Cash and cash equivalents at beginning of year                        236,653                  181,166
                                                                   ----------               ----------
Cash and cash equivalents at end of year                           $  292,192               $  236,653
                                                                   ==========               ==========
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